Sub-Item 77C: Submission of matters to a vote of security holders

At a special meeting of shareholders, held on May 31, 2001, the following individuals were elected as directors of the registrant: Allen R. Freedman,
 Dr. Robert M. Gavin, Jean L. King, Phillip O. Peterson, Robb L. Prince, Leonard J. Santow, Noel F. Schenker, Dr. Lemma W. Senbet and Joseph M. Wikler. The final voting results are as follows:


Director				Shares voted	Shares
					FOR			WITHHELD
Allen R. Freedman			3,639,161		110,339
Dr. Robert M. Gavin		3,640,766		108,735
Jean L. King			3,637,960		111,541
Phillip O. Peterson		3,640,326		109,174
Robb L. Prince			3,640,796		108,704
Leonard J. Santow			3,640,684		108,816
Noel F. Schenker			3,637,404		112,096
Dr. Lemma W. Senbet		3,640,123		109,377
Joseph M. Wikler			3,644,414		105,086

David M. Znamierowski was elected as a director of Fortis Worldwide at a meeting of the Board of Directors held on June 20, 2001.

At the same special meeting of shareholders, or at an adjourned meeting thereof, as noted, shareholders of the funds voted on the following proposals:

To approve a definitive investment management agreement for Global Growth Portfolio and International Equity Portfolio with Hartford Investment Financial Services Company. Shareholders of International Equity
Portfolio approved the proposal, with 844,654 shares voted "for" and 12,487 shares voted "against" the proposal (17,406 shares abstained).
At an adjourned meeting of the special meeting of shareholders, held on June 4, 2001, shareholders of Global Growth Portfolio approved the proposal, with 3,079,033 shares voted "for" and 85,963 shares voted "against" the proposal (83,941 shares abstained).

To approve a definitive sub-advisory agreement for Global Growth Portfolio and International Equity Portfolio with Wellington Management Company, LLP. Shareholders of International Equity Portfolio approved the proposal, with 846,000 shares voted "for" and 12,463 shares voted "against" the proposal (16,085 shares abstained). At an adjourned meeting of the special meeting of shareholders, held on June 4, 2001, shareholders of Global Growth Portfolio approved the proposal, with 2,737,580 shares voted "for" and 85,421 shares voted "against" the proposal (76,339 shares abstained).

At an adjourned meeting of the special meeting of shareholders, held on June 21, 2001, the funds' shareholders voted on the following proposal:

To approve the reorganization of each fund from a series of a Minnesota Corporation to a series of a Maryland corporation. The shareholders of each class of the funds approved the proposal, with the results summarized as follows:



	Shares voted	Shares voted	Abstentions	Broker
	FOR			AGAINST				non-votes
Global Growth Portfolio
Class A	2,410,701	130,434		75,845	175,377
Class B	327,115	9,235			9,431		51,125
Class C	114,955	11,142		3,213		6,457
Class H	441,316	7,683			19,842	22,996
International Equity Portfolio
Class A	604,867	12,032		14,434	79,488
Class B	105,934	3,939			3,382		15,246
Class C	60,190	539			1,537		15,395
Class H	122,756	723			5,749		4,730